SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 11)*

BlackBerry Limited

(Name of Issuer)

Common Stock, No Par Value

(Title of Class of Securities)

09228F103

(CUSIP Number)

Peter Clarke

President and Chief Operating Officer

Fairfax Financial Holdings Limited

95 Wellington Street West, Suite 800

Toronto, Ontario, Canada, M5J 2N7

Telephone: (416) 367-4941

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

- With a copy to -

Sean J. Skiffington

Ryan E. Robski

Shearman & Sterling LLP

Commerce Court West

199 Bay Street, Suite 4405

Toronto, Ontario M5L 1E8

Telephone (416) 360-8484

November 13, 2023

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) V. PREM WATSA

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Canadian

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 46,853,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 46,853,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 46,853,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 8.0%

14	Type of Reporting Person IN

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SECOND 810 HOLDCO LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 46,853,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 46,853,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 46,853,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 8.0%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SECOND 1109 HOLDCO LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 46,724,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 46,724,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 46,724,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 8.0%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SIXTY TWO INVESTMENT COMPANY LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BRITISH COLUMBIA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 46,724,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 46,724,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 46,724,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 8.0%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 12002574 CANADA INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 46,724,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 46,724,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 46,724,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 8.0%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX FINANCIAL HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 46,724,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 46,724,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 46,724,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 8.0%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FFHL GROUP LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 40,580,652

	9	Sole Dispositive Power

	10	Shared Dispositive Power 40,580,652

11	Aggregate Amount Beneficially Owned by Each Reporting Person 40,580,652

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 7.0%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (US) INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 30,052,329

	9	Sole Dispositive Power

	10	Shared Dispositive Power 30,052,329

11	Aggregate Amount Beneficially Owned by Each Reporting Person 30,052,329

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 5.1%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY US HOLDINGS INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 15,535,599

	9	Sole Dispositive Power

	10	Shared Dispositive Power 15,535,599

11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,535,599

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.7%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY GROUP HOLDINGS, INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 15,535,599

	9	Sole Dispositive Power

	10	Shared Dispositive Power 15,535,599

11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,535,599

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.7%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY REINSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CONNECTICUT

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 15,535,599

	9	Sole Dispositive Power

	10	Shared Dispositive Power 15,535,599

11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,535,599

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.7%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) HUDSON INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 0

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CRUM & FORSTER HOLDINGS CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 4,630,800

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,630,800

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,630,800

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) UNITED STATES FIRE INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 4,630,800

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,630,800

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,630,800

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE NORTH RIVER INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization NEW JERSEY

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 0

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RESOLUTION GROUP REINSURANCE (BARBADOS) LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 9,754,316

	9	Sole Dispositive Power

	10	Shared Dispositive Power 9,754,316

11	Aggregate Amount Beneficially Owned by Each Reporting Person 9,754,316

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.7%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE FINANCIAL CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 4,155,000

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,155,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,155,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FEDERATED INSURANCE COMPANY OF CANADA

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 511,800

	9	Sole Dispositive Power

	10	Shared Dispositive Power 511,800

11	Aggregate Amount Beneficially Owned by Each Reporting Person 511,800

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE GENERAL INSURANCE CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 2,619,600

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,619,600

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,619,600

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) VERASSURE INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 907,900

	9	Sole Dispositive Power

	10	Shared Dispositive Power 907,900

11	Aggregate Amount Beneficially Owned by Each Reporting Person 907,900

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.2%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY (CANADIAN ENTITY)

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 297,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 297,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 297,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1102952 B.C. UNLIMITED LIABILITY COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BRITISH COLUMBIA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 4,998,048

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,998,048

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,998,048

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.9%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BERMUDA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 4,998,048

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,998,048

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,998,048

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.9%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY HOLDINGS I, LTD

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BERMUDA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 4,998,048

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,998,048

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,998,048

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.9%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY, LTD

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BERMUDA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 4,998,048

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,998,048

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,998,048

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.9%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE HOLDINGS (IRELAND) LTD

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BERMUDA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 4,998,048

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,998,048

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,998,048

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.9%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE HOLDINGS (U.S.) INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 4,998,048

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,998,048

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,998,048

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.9%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization NEW HAMPSHIRE

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 4,998,048

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,998,048

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,998,048

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.9%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) AW UNDERWRITERS INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 2,098,048

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,098,048

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,098,048

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD SPECIALTY INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 2,098,048

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,098,048

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,098,048

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE HOLDINGS UK LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 754,457

	9	Sole Dispositive Power

	10	Shared Dispositive Power 754,457

11	Aggregate Amount Beneficially Owned by Each Reporting Person 754,457

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE CORPORATE NAME LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 651,577

	9	Sole Dispositive Power

	10	Shared Dispositive Power 651,577

11	Aggregate Amount Beneficially Owned by Each Reporting Person 651,577

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE INSURANCE COMPANY LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 102,880

	9	Sole Dispositive Power

	10	Shared Dispositive Power 102,880

11	Aggregate Amount Beneficially Owned by Each Reporting Person 102,880

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 6,373,323

	9	Sole Dispositive Power

	10	Shared Dispositive Power 6,373,323

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,373,323

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.1%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT INSURANCE HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 6,373,323

	9	Sole Dispositive Power

	10	Shared Dispositive Power 6,373,323

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,373,323

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.1%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT UW LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 2,555,190

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,555,190

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,555,190

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT REINSURANCE (BERMUDA) LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BERMUDA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 3,818,133

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,818,133

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,818,133

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person CO

Explanatory Note

Pursuant to Rule 13d-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), this Amendment No. 11 to Schedule 13D (this “Amendment”) amends the statement on Schedule 13D filed with the United States Securities and Exchange Commission (the “SEC”) on July 23, 2012 (as amended and supplemented prior to the date hereof, the “Original Schedule 13D” and, as amended and supplemented by this Amendment, the “Schedule 13D”) by Fairfax Financial Holdings Limited and certain of its affiliates relating to the common shares, no par value (“Shares”), of BlackBerry Limited (“BlackBerry”).

The following amendments to Items 2, 3, 4, 5, 6 and 7 of the Original Schedule 13D are hereby made:

Item 2.	Identity and Background.

Item 2 of the Original Schedule 13D is hereby amended and restated in its entirety to read as follows:

“This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1.	V. Prem Watsa, an individual, is a citizen of Canada, and is the Chairman and Chief Executive Officer of Fairfax Financial Holdings Limited. Mr. Watsa’s business address is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

2.	The Second 810 Holdco Ltd. (“810 Holdco”), a corporation incorporated under the laws of Canada, is controlled by V. Prem Watsa. 810 Holdco is an investment holding company. The principal business and principal office address of 810 Holdco is 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada, M5J 2N7;

3.	The Second 1109 Holdco Ltd. (“Holdco”), a corporation incorporated under the laws of Canada, is controlled by V. Prem Watsa. Holdco is an investment holding company. The principal business and principal office address of Holdco is 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada, M5J 2N7;

4.	The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia, is controlled by V. Prem Watsa. Sixty Two is an investment holding company. The principal business and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia, Canada, V6C 3L2;

5.	12002574 Canada Inc. (“12002574”), a corporation incorporated under the laws of Canada, is controlled by V. Prem Watsa. 12002574 is an investment holding company. The principal business and principal office address of 12002574 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

6.	Fairfax Financial Holdings Limited (“Fairfax”) is a corporation incorporated under the laws of Canada. Fairfax is a holding company. The principal business and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

7.	FFHL Group Ltd. (“FFHL Group”), a corporation incorporated under the laws of Canada, is a wholly owned subsidiary of Fairfax. FFHL Group is a holding company. The principal business and principal office address of FFHL Group is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

8.	Fairfax (US) Inc. (“Fairfax US”), a corporation incorporated under the laws of Delaware, is a wholly owned subsidiary of Fairfax. Fairfax US is a holding company. The principal business and principal office address of Fairfax US is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas, USA 75067;

9.	Odyssey US Holdings Inc. (“Odyssey”), a corporation incorporated under the laws of Delaware, is a wholly owned subsidiary of Fairfax. Odyssey is a holding company. The principal business and principal office address of Odyssey is 1209 Orange Street, Wilmington, Delaware, USA, 19801;

10.	Odyssey Group Holdings, Inc. (“Odyssey Group”), a corporation incorporated under the laws of Delaware, is a subsidiary of Fairfax. Odyssey Group is a holding company. The principal business and principal office address of Odyssey Group is 300 First Stamford Place, Stamford, Connecticut, USA, 06902;

11.	Odyssey Reinsurance Company (“Odyssey Reinsurance”), a corporation incorporated under the laws of Connecticut, is a subsidiary of Fairfax. The principal business of Odyssey Reinsurance is reinsurance. The principal business and principal office address of Odyssey Reinsurance is 300 First Stamford Place, Stamford, Connecticut, USA, 06902;

12.	Hudson Insurance Company (“Hudson Insurance”), a corporation incorporated under the laws of Delaware, is a subsidiary of Fairfax. The principal business of Hudson Insurance is property and casualty insurance. The principal business and principal office address of Hudson Insurance is 100 William St., 5th Floor, New York, New York, USA, 10038;

13.	Crum & Forster Holdings Corp. (“Crum & Forster”), a corporation incorporated under the laws of Delaware, is a wholly owned subsidiary of Fairfax. Crum & Forster is a holding company. The principal business and principal office address of Crum & Forster is 1209 Orange Street, Wilmington, Delaware, USA, 19801;

14.	United States Fire Insurance Company (“US Fire”), a corporation incorporated under the laws of Delaware, is a wholly owned subsidiary of Fairfax. The principal business of US Fire is insurance. The principal business and principal office address of US Fire is 1209 Orange Street, Wilmington, Delaware, USA, 19801;

15.	The North River Insurance Company (“North River”), a corporation incorporated under the laws of New Jersey, is a wholly owned subsidiary of Fairfax. The principal business of North River is insurance. The principal business and principal office address of North River is 305 Madison Avenue, Morristown, New Jersey, USA, 07962;

16.	Resolution Group Reinsurance (Barbados) Limited (“Resolution”), a corporation incorporated under the laws of Barbados, is a wholly owned subsidiary of Fairfax. The principal business of Resolution is reinsurance. The principal business and principal office address of Resolution is #12 Pine Commercial, The Pine, St. Michael, Barbados, BB11103;

17.	Northbridge Financial Corporation (“Northbridge Financial”), a corporation incorporated under the laws of Canada, is a wholly owned subsidiary of Fairfax. The principal business and principal office address of Northbridge Financial is 105 Adelaide Street West, 7th Floor, Toronto, Ontario, Canada, M5H 1P9;

18.	Federated Insurance Company of Canada (“Federated”), a corporation incorporated under the laws of Canada, is a wholly owned subsidiary of Fairfax. Federated is a holding company. The principal business and principal office address of Federated is 55 Standish Court, Suite 300, Mississauga, Ontario, Canada L5R 4B2;

19.	Northbridge General Insurance Corporation (“NGIC”), a corporation incorporated under the laws of Canada, is a wholly owned subsidiary of Fairfax. The principal business of NGIC is property and casualty insurance. The principal business and principal office address of NGIC is 105 Adelaide Street West, 7th Floor, Toronto, Ontario, Canada, M5H 1P9;

20.	Verassure Insurance Company (“Verassure”), a corporation incorporated under the laws of Canada, is a wholly owned subsidiary of Fairfax. The principal business of Verassure is property and casualty insurance. The principal business and principal office address of Verassure is 105 Adelaide Street West, 7th Floor, Toronto, Ontario, Canada, M5H 1P9;

21.	Zenith Insurance Company (“Zenith”), a corporation incorporated under the laws of Canada, is a wholly owned subsidiary of Fairfax. The principal business of Zenith is property and casualty. The principal business and principal office address of Zenith is 105 Adelaide Street West, 7th Floor, Toronto, Ontario, Canada, M5H 1P9;

22.	1102952 B.C. Unlimited Liability Company (“1102952”), a corporation incorporated under the laws of British Columbia, is a wholly owned subsidiary of Fairfax. 1102952 is a holding company. The principal business and principal office address of 1102952 is 1600 - 925 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3L2;

23.	Allied World Assurance Company Holdings, Ltd (“Allied Holdings Bermuda”), a corporation incorporated under the laws of Bermuda, is a subsidiary of Fairfax. Allied Holdings Bermuda is a holding company. The principal business and principal office address of Allied Holdings Bermuda is 27 Richmond Road, Pembroke, Bermuda, HM 08;

24.	Allied World Assurance Company Holdings I, Ltd (“Allied Holdings I Ltd”), a corporation incorporated under the laws of Bermuda, is a subsidiary of Fairfax. Allied Holdings I Ltd is a holding company. The principal business and principal office address of Allied Holdings I Ltd is 27 Richmond Road, Pembroke, Bermuda, HM 08;

25.	Allied World Assurance Company, Ltd (“Allied Assurance”), a corporation incorporated under the laws of Bermuda, is a subsidiary of Fairfax. The principal business of Allied Assurance is insurance. The principal business and principal office address of Allied Assurance is 27 Richmond Road, Pembroke, Bermuda, HM 08;

26.	Allied World Assurance Holdings (Ireland) Ltd (“Allied Ireland”), a corporation incorporated under the laws of Bermuda, is a subsidiary of Fairfax. Allied Ireland is a holding company. The principal business and principal office address of Allied Ireland is 27 Richmond Road, Pembroke, Bermuda, HM 08;

27.	Allied World Assurance Holdings (U.S.) Inc. (“Allied U.S.”), a corporation incorporated under the laws of Delaware, is a subsidiary of Fairfax. Allied U.S. is a holding company. The principal business and principal office address of Allied U.S. is 1209 Orange Street, Wilmington, Delaware, USA, 19801;

28.	Allied World Insurance Company (“Allied Insurance”), a corporation incorporated under the laws of New Hampshire, is a subsidiary of Fairfax. The principal business of Allied Insurance is insurance. The principal business and principal office address of Allied Insurance is 10 Ferry Street, Suite 313, Concord, New Hampshire, USA, 03301;

29.	AW Underwriters Inc. (“AW”), a corporation incorporated under the laws of Delaware, is a subsidiary of Fairfax. The principal business of AW is as an insurance agency. The principal business and principal office address of AW is 251 Little Falls Drive, Wilmington, Delaware, USA, 19808;

30.	Allied World Specialty Insurance Company (“Allied Specialty”), a corporation incorporated under the laws of Delaware, is a subsidiary of Fairfax. The principal business of Allied Specialty is insurance. The principal business and principal office address of Allied Specialty is 251 Little Falls Drive, Wilmington, Delaware, USA, 19808;

31.	Newline Holdings UK Limited (“Newline UK”), a corporation incorporated under the laws of England and Wales, is a subsidiary of Fairfax. Newline UK is a holding company. The principal business and principal office address of Newline UK is 1 Fen Court, London, England, EC3M 5BN;

32.	Newline Corporate Name Limited (“Newline”), a corporation incorporated under the laws of England and Wales, is a subsidiary of Fairfax. Newline is a corporate member of Lloyd’s (and the sole capital provider to Newline Syndicate 1218 at Lloyd’s). The principal business and principal office address of Newline is 1 Fen Court, London, England, EC3M 5BN;

33.	Newline Insurance Company Limited (“Newline Insurance”), a company incorporated under the laws of England and Wales, is a subsidiary of Fairfax. The principal business and principal office address of Newline Insurance is 1 Fen Court, London, England, EC3M 5BN;

34.	Brit Limited (“Brit”), a corporation incorporated under the laws of England and Wales, is a subsidiary of Fairfax. Brit is a holding company. The principal business and principal office address of Brit is The Leadenhall Building, 122 Leadenhall Street, London, United Kingdom, EC3V 4AB;

35.	Brit Insurance Holdings Limited (“Brit Holdings”), a corporation incorporated under the laws of England and Wales, is a subsidiary of Fairfax. Brit Holdings is a holding company. The principal business and principal office address of Brit Holdings is The Leadenhall Building, 122 Leadenhall Street, London, United Kingdom, EC3V 4AB;

36.	Brit UW Limited (“Brit UW”), a corporation incorporated under the laws of England and Wales, is a Lloyd’s Corporate Member. The principal business of Brit UW is Lloyd’s Corporate Member. The principal business and principal office address of Brit UW is The Leadenhall Building, 122 Leadenhall Street, London, United Kingdom, EC3V 4AB; and

37.	Brit Reinsurance (Bermuda) Limited (“Brit Reinsurance”), a corporation incorporated under the laws of Bermuda, is a subsidiary of Fairfax. The principal business of Brit Reinsurance is reinsurance. The principal business and principal office address of Brit Reinsurance is Clarendon House, 2 Church Street, Hamilton, Bermuda, HM 11.

Neither the filing of this Schedule 13D nor the information contained herein shall be deemed to constitute an affirmation by any of the Reporting Persons that it is the beneficial owner of the Shares referred to herein for purposes of Section 13(d) or 13(g) of the Exchange Act, or for any other purpose, and such beneficial ownership is expressly disclaimed.

The name, present principal occupation or employment and name, principal business and address of any corporation or other organization in which such employment is conducted and the citizenship of each director and executive officer of each of the Reporting Persons is set forth in Annexes A through JJ, and such Annexes are incorporated herein by reference.

Pursuant to Rule 13d-1(k) under the Exchange Act, the Reporting Persons have agreed to file jointly one statement with respect to their ownership of the Shares.

During the last five years, none of the Reporting Persons, and, to the best of each such Reporting Person’s knowledge, none of the executive officers or directors of such Reporting Person have been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.”

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 of the Original Schedule 13D is hereby amended and restated in its entirety to read as follows:

“The source of funds for the purchase of the Shares beneficially owned by the Reporting Persons (including the Shares which may be received upon conversion of the 1.75% Extension Debentures in accordance with their terms) was cash on hand from existing investment portfolios, including the proceeds from BlackBerry’s repayment of the 1.75% Debentures, as described in Item 4 below.”

Item 4.	Purpose of Transaction.

Item 4 of the Original Schedule 13D is hereby amended and supplemented by (i) deleting in its entirety the last paragraph and (ii) adding the following text to the end thereof:

“On November 13, 2023, all of the U.S.$330 million principal amount of 1.75% Debentures held by certain of the Reporting Persons were repaid upon maturity by BlackBerry. None of the 1.75% Debentures held by the Reporting Persons were converted into Shares prior to repayment.

Also on November 13, 2023, BlackBerry entered into a subscription agreement (the “2023 Subscription Agreement”) pursuant to which certain of the Reporting Persons agreed to subscribe for an aggregate U.S.$150 million principal amount of 1.75% extendable convertible unsecured debentures of BlackBerry (the “1.75% Extension Debentures”), on a private placement basis, for an aggregate subscription price of U.S.$150 million (the “2023 Transaction”). The 1.75% Extension Debentures will be convertible into Shares of BlackBerry at a conversion price of U.S.$6.00 per Share and will mature on February 15, 2024, with an option for the parties to extend such maturity date to May 15, 2024, by mutual agreement. Aside from the maturity date, the terms of the 1.75% Extension Debentures will be substantially identical to those of the 1.75% Debentures, except that the 1.75% Extension Debentures will not be listed on any stock exchange and will not be issued pursuant to an indenture. The 1.75% Extension Debentures will be guaranteed on a senior unsecured basis by BlackBerry Corporation and BlackBerry UK Limited.

The closing of the 2023 Transaction is subject to customary conditions, including approval of the issuance of the 1.75% Extension Debentures and the listing of the underlying Shares by the Toronto Stock Exchange and approval of the listing of the underlying Shares by the New York Stock Exchange, in each case without the requirement to seek the approval of the shareholders of Blackberry.

The forgoing descriptions of the 2023 Subscription Agreement and the 1.75% Extension Debentures do not purport to be complete and are qualified in their entirety by the full text of such documents, which are included herewith as Exhibit 99.17 and incorporated by reference herein.

One or more of the Reporting Persons may, depending upon price, market conditions, availability of funds, evaluation of alternative investments, the financial exposure to BlackBerry and other factors, determine to purchase additional Shares, debentures or other securities of BlackBerry, or sell Shares, debentures or other securities of BlackBerry, in the open market or otherwise.”

Item 5.	Interest in the Securities of the Issuer.

Item 5 of the Original Schedule 13D is hereby amended and restated in its entirety to read as follows:

“(a)      Based on the most recent information available, the aggregate number and percentage of the Shares (the securities identified by Item 1 of this Schedule 13D) that are beneficially owned by each of the Reporting Persons is set forth in boxes 11 and 13 of the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

The percentage of Shares beneficially owned by each of the Reporting Persons was calculated based on 583,708,105 Shares deemed to be issued and outstanding as of September 26, 2023.

(b)       The numbers of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in boxes 7, 8, 9 and 10, respectively, on the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

To the best knowledge of the Reporting Persons, the following persons beneficially own the following amounts of Shares and have sole voting power and sole dispositive power with respect to such Shares:

Alane R. Carey	1,000
Peter Clarke	436
Neil D. Duncan	100
Paul Gardner	67
Christine McLean	780
Michael G. Wacek	24,900

(c)        Except as described herein, none of the Reporting Persons, nor, to the best knowledge of the Reporting Persons, any person listed in the Annexes hereto, beneficially owns, or has acquired or disposed of, any Shares during the last 60 days.

(d)       No person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of Shares held by the Reporting Persons other than each of the Reporting Persons, and in respect of 880,000 Shares, certain pension plans of certain subsidiaries of Fairfax.

(e)        Not applicable.”

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 of the Original Schedule 13D is hereby amended and supplemented to include the disclosure appearing in Item 4 of this Amendment with respect to the 2023 Subscription Agreement.

Item 7.	Material to be Filed as Exhibits.

Item 7 of the Original Schedule 13D is hereby amended and supplemented by the addition of the following exhibits:

Ex. 99.16:	Joint filing agreement, dated November 15, 2023, among the Reporting Persons.

Ex. 99.17:	Subscription Agreement, dated November 13, 2023, by and among BlackBerry Limited and certain of the Reporting Persons named therein.

Ex. 99.18:	Power of attorney, dated June 21, 2023.

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	V. Prem Watsa

/s/ V. Prem Watsa

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	The Second 810 Holdco Ltd.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	The Second 1109 Holdco Ltd.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	The Sixty Two Investment Company Limited

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	12002574 Canada Inc.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Fairfax Financial Holdings Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	President and Chief Operating Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	FFHL Group Ltd.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Fairfax (US) Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Odyssey US Holdings Inc

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Odyssey Group Holdings, Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Odyssey Reinsurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Hudson Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Crum & Forster Holdings Corp.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	United States Fire Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	The North River Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Resolution Group Reinsurance (Barbados) Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Northbridge Financial Corporation

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Federated Insurance Company of Canada

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Northbridge General Insurance Corporation

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Verassure Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Zenith Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	1102952 B.C. Unlimited Liability Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Allied World Assurance Company Holdings, Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Allied World Assurance Company Holdings I, Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Allied World Assurance Company, Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Allied World Assurance Holdings (Ireland) Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Allied World Assurance Holdings (U.S.) Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Allied World Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	AW Underwriters Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Allied World Specialty Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Newline Holdings UK Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Newline Corporate Name Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Newline Insurance Company Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Brit Limited

	By:	/s/ Gavin Wilkinson
		Name:	Gavin Wilkinson
		Title:	Group Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Brit Insurance Holdings Limited

	By:	/s/ Gavin Wilkinson
		Name:	Gavin Wilkinson
		Title:	Group Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Brit UW Limited

	By:	/s/ Gavin Wilkinson
		Name:	Gavin Wilkinson
		Title:	Group Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2023	Brit Reinsurance (Bermuda) Limited

	By:	/s/ Gavin Wilkinson
		Name:	Gavin Wilkinson
		Title:	Group Chief Financial Officer

Annex Index

Annex	Description
A	Directors and Executive Officers of The Second 810 Holdco Ltd.
B	Directors and Executive Officers of The Second 1109 Holdco Ltd.
C	Directors and Executive Officers of The Sixty Two Investment Company Limited
D	Directors and Executive Officers of 12002574 Canada Inc.
E	Directors and Executive Officers of Fairfax Financial Holdings Limited
F	Directors and Executive Officers of FFHL Group Ltd.
G	Directors and Executive Officers of Fairfax (US) Inc.
H	Directors and Executive Officers of Odyssey US Holdings Inc.
I	Directors and Executive Officers of Odyssey Group Holdings, Inc.
J	Directors and Executive Officers of Odyssey Reinsurance Company
K	Directors and Executive Officers of Hudson Insurance Company
L	Directors and Executive Officers of Crum & Forster Holdings Corp.
M	Directors and Executive Officers of United States Fire Insurance Company
N	Directors and Executive Officers of The North River Insurance Company
O	Directors and Executive Officers of Resolution Group Reinsurance (Barbados) Limited
P	Directors and Executive Officers of Northbridge Financial Corporation
Q	Directors and Executive Officers of Federated Insurance Company of Canada
R	Directors and Executive Officers of Northbridge General Insurance Corporation
S	Directors and Executive Officers of Verassure Insurance Company
T	Directors and Executive Officers of Zenith Insurance Company
U	Directors and Executive Officers of 1102952 B.C. Unlimited Liability Company
V	Directors and Executive Officers of Allied World Assurance Company Holdings, Ltd
W	Directors and Executive Officers of Allied World Assurance Company Holdings I, Ltd
X	Directors and Executive Officers of Allied World Assurance Company, Ltd
Y	Directors and Executive Officers of Allied World Assurance Holdings (Ireland) Ltd
Z	Directors and Executive Officers of Allied World Assurance Holdings (U.S.) Inc.
AA	Directors and Executive Officers of Allied World Insurance Company
BB	Directors and Executive Officers of AW Underwriters Inc.
CC	Directors and Executive Officers of Allied World Specialty Insurance Company
DD	Directors and Executive Officers of Newline Holdings UK Limited
EE	Directors and Executive Officers of Newline Corporate Name Limited
FF	Directors and Executive Officers of Newline Insurance Company Limited
GG	Directors and Executive Officers of Brit Limited
HH	Directors and Executive Officers of Brit Insurance Holdings Limited
II	Directors and Executive Officers of Brit UW Limited
JJ	Directors and Executive Officers of Brit Reinsurance (Bermuda) Limited

ANNEX A

DIRECTORS AND EXECUTIVE OFFICERS OF

THE SECOND 810 HOLDCO LTD.

The following table sets forth certain information with respect to the directors and executive officers of The Second 810 Holdco Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Secretary)	Vice President and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX B

DIRECTORS AND EXECUTIVE OFFICERS OF

THE SECOND 1109 HOLDCO LTD.

The following table sets forth certain information with respect to the directors and executive officers of The Second 1109 Holdco Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Secretary)	Vice President and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX C

DIRECTORS AND EXECUTIVE OFFICERS OF

THE SIXTY TWO INVESTMENT COMPANY LIMITED

The following table sets forth certain information with respect to the directors and executive officers of The Sixty Two Investment Company Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Secretary and Director)	Vice President and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX D

DIRECTORS AND EXECUTIVE OFFICERS OF

12002574 CANADA INC.

The following table sets forth certain information with respect to the directors and executive officers of 12002574 Canada Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Secretary)	Vice President and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX E

DIRECTORS AND EXECUTIVE OFFICERS OF

FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Fairfax Financial Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Benjamin Watsa (Director)	Founder and President, Marval Capital Ltd. 77 King Street West, Suite 4545 Toronto, Ontario M5K 1K2	Canada

Bradley P. Martin (Vice President, Strategic Investments)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Brandon W. Sweitzer (Director)	Dean, Maurice R. Greenberg School of Risk Management, Insurance and Actuarial Science, St. John’s University 101 Murray Street, Suite 438 New York, New York 10007-2165	United States

Bryan Bailey (Vice President, Tax)	Vice President, Tax Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Christine N. McLean (Director)	Portfolio Manager Fairbank Investment Management 7822 Yonge Street Thornhill, Ontario L4J 1W3	Canada

David Johnston (Director)	Corporate Director Ottawa, Ontario, Canada	Canada

Eric P. Salsberg (Vice President and Corporate Secretary)	Vice President and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Jennifer Allen (Vice President and Chief Financial Officer)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
John Varnell (Vice President, Corporate Development)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Karen L. Jurjevich (Director)	Principal, Branksome Hall and Chief Executive Officer, Branksome Hall Global 10 Elm Avenue Toronto, Ontario M4W 1N4 Canada	Canada

Lauren C. Templeton (Director)	Founder and President, Templeton and Phillips Capital Management, LLC 810 Scenic Highway Lookout Mountain, Tennessee 37350	United States

Michael Wallace (Vice President, Insurance Operations)	Vice President, Insurance Operations Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800 Toronto Ontario M5J 2N7 Canada	Canada

Olivier Quesnel (Vice President and Chief Actuary)	Vice President and Chief Actuary, Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800 Toronto Ontario M5J 2N7 Canada	Canada

Peter Clarke (President and Chief Operating Officer)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

R. William McFarland (Director)	Corporate Director Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N Canada	Canada

Timothy R. Price (Director)	Chairman of Brookfield Funds, Brookfield Asset Management Inc. c/o Edper Financial Group 51 Yonge Street, Suite 400 Toronto, Ontario M5E 1J1 Canada	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
V. Prem Watsa (Chairman and Chief Executive Officer)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Vinodh Loganadhan (Vice President, Administrative Services)	Vice President, Administrative Services, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

William Weldon (Director)	Independent Business Consultant, Florida, United States	United States

Brian Porter (Director)	Corporate Director Toronto, Ontario, Canada	Canada

Derek Bulas (Vice President and Chief Legal Officer)	Vice President and Chief Legal Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada and United States

Thomas Rowe (Vice President, Corporate Affairs)	Vice President, Corporate Affairs Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Robert J. Gunn (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canada

Jean Cloutier (Vice President, International Operations)	Vice President and Chairman International Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

ANNEX F

DIRECTORS AND EXECUTIVE OFFICERS OF

FFHL GROUP LTD.

The following table sets forth certain information with respect to the directors and executive officers of FFHL Group Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Bradley P. Martin (Vice President and Secretary)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Eric P. Salsberg (Vice President and Director)	Vice President and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Jennifer Allen (Vice President and Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Peter Clarke (Vice President and Director)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

V. Prem Watsa (President and Chief Executive Officer and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

ANNEX G

DIRECTORS AND EXECUTIVE OFFICERS OF

FAIRFAX (US) INC.

The following table sets forth certain information with respect to the directors and executive officers of Fairfax (US) Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Chairman, Vice President and Director)	Vice President and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Sonja Lundy (Director, President, Chief Executive Officer and Secretary)	Director, President, Chief Executive Officer and Secretary, Fairfax (US) Inc. 2850 Lake Vista Drive, Ste. 150 Lewisville, Texas 75067	United States

Cherith Valka (Vice President and Assistant Secretary)	Tax Manager Fairfax (US) Inc. 2850 Lake Vista Drive, Ste 150 Lewisville, Texas 75067	United States

Lance Caskey (Vice President and Treasurer)	Senior Tax Manager Fairfax (US) Inc. 2850 Lake Vista Drive, Ste 150 Lewisville, Texas 75067	United States

Jonathan Godown (Director)	Executive Vice President Fairfax Insurance Group c/o 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	United States

ANNEX H

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY US HOLDINGS INC.

The following table sets forth certain information with respect to the directors and executive officers of Odyssey US Holdings Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman of the Board of Directors, President and Chief Executive Officer)	President, Chief Executive Officer, and Director, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Elizabeth A. Sander (Executive Vice President, Corporate Secretary and Director)	Executive Vice President and Chief Actuary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President, Chief Financial Officer, Controller and Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY GROUP HOLDINGS, INC.

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Group Holdings, Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Andrew A. Barnard (Chairman of the Board)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Brandon W. Sweitzer (Director)	Dean, Maurice R. Greenberg School of Risk Management, Insurance and Actuarial Science, St. John’s University 101 Murray Street, Suite 438 New York, New York 10007-2165	United States

Brian D. Young (President, Chief Executive Officer and Director)	President, Chief Executive Officer, and Director, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Elizabeth A. Sander (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President and Chief Financial Officer)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Peter Clarke (Director)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Dina G. Daskalakis (Executive Vice President, General Counsel and Corporate Secretary)	Executive Vice President, General Counsel and Corporate Secretary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

ANNEX J

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY REINSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Reinsurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Brian D. Young (Chairman)	President, Chief Executive Officer, and Director, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Carl A. Overy (Global Chief Executive Officer)	Global Chief Executive Officer, Odyssey Reinsurance Company 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Robert S. Pollock (CEO, London Market Division)	Chief Executive Officer, London Market Division, Odyssey Reinsurance Company, 1 Fen Court, London, England, EC3M 5BN	United States

Brian D. Quinn (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

Elizabeth A. Sander (Executive Vice President, Chief Actuary and Director)	Executive Vice President and Chief Actuary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Isabelle Dubots-Lafitte (Executive Vice President)	Chief Executive Officer, EMEA, Odyssey Reinsurance Company 14 Rue Du 4 Septembre 75002 Paris France	United States

Jan Christiansen (Executive Vice President and Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alane R. Carey (Executive Vice President)	Executive Vice President and Global Marketing Director, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Joseph A. Guardo (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Lucien Pietropoli (Executive Vice President)	Chief Executive Officer, Asia Pacific, Odyssey Reinsurance Company 1 Finlayson Green #17-00 Singapore 049246	France

Dina G. Daskalakis (Executive Vice President, General Counsel and Corporate Secretary)	Executive Vice President, General Counsel and Corporate Secretary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Philippe Mallier (Executive Vice President)	Chief Executive Officer, Latin America, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	France

ANNEX K

DIRECTORS AND EXECUTIVE OFFICERS OF

HUDSON INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Hudson Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alane R. Carey (Executive Vice President)	Executive Vice President and Global Marketing Director, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Christopher L. Gallagher (Chief Executive Officer, President, and Chairman of the Board of Directors)	Chief Executive Officer, President, and Chairman of the Board of Directors, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

Elizabeth A. Sander (Executive Vice President, Chief Actuary and Director)	Executive Vice President and Chief Actuary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Director and Executive Vice President)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Michael P. Cifone (Senior Vice President, Senior Operations Officer and Director)	Senior Vice President, Senior Operations Officer and Director, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

Rory A. Rose (Senior Vice President and Chief Financial Officer)	Senior Vice President and Chief Financial Officer, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

Margaret M.C. Killeen (Senior Vice President, Chief Claims Officer, and Director)	Senior Vice President and Chief Claims Officer, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

Leslie Shore (Senior Vice President, Chief Actuary and Director)	Senior Vice President and Chief Actuary, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

Dina G. Daskalakis (Executive Vice President, General Counsel and Corporate Secretary)	Executive Vice President, General Counsel and Corporate Secretary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06 902	United States

ANNEX L

DIRECTORS AND EXECUTIVE OFFICERS OF

CRUM & FORSTER HOLDINGS CORP.

The following table sets forth certain information with respect to the directors and executive officers of Crum & Forster Holdings Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alejandro Morales (Director)	Senior Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, New Jersey 07962	United States

Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Arleen A. Paladino (Executive Vice President, Chief Financial Officer, Treasurer and Director)	Executive Vice President, Chief Financial Officer and Treasurer, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, New Jersey 07962	United States

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President, Chief Executive Officer and Chairman, Crum & Forster Holdings Corp. (and various other insurance subsidiaries) 305 Madison Avenue Morristown, New Jersey 07962	United States

Michael P. McTigue (Secretary)	Senior Vice President, General Counsel and Secretary, United States Fire Insurance Company 305 Madison Avenue Morristown, New Jersey 07962	United States

Olivier Quesnel (Director)	Vice President and Chief Actuary, Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800 Toronto Ontario M5J 2N7 Canada	Canada

Peter Clarke (Director)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

ANNEX M

DIRECTORS AND EXECUTIVE OFFICERS OF

UNITED STATES FIRE INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of United States Fire Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alejandro Morales (Senior Vice President and Director)	Senior Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, New Jersey 07962	United States

Arleen A. Paladino (Senior Vice President, Chief Financial Officer and Director)	Executive Vice President, Chief Financial Officer and Treasurer, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, New Jersey 07962	United States

Carmine Scaglione (Senior Vice President and Controller)	Senior Vice President and Controller, United States Fire Insurance Company 305 Madison Avenue Morristown, New Jersey 07962	United States

George R. French (Treasurer and Vice President)	Treasurer and Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, New Jersey 07962	United States

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President, Chief Executive Officer and Chairman, Crum & Forster Holdings Corp. (and various other insurance subsidiaries) 305 Madison Avenue Morristown, New Jersey 07962	United States

Michael P. McTigue (Senior Vice President, General Counsel and Secretary)	Senior Vice President, General Counsel and Secretary, United States Fire Insurance Company 305 Madison Avenue Morristown, New Jersey 07962	United States

ANNEX N

DIRECTORS AND EXECUTIVE OFFICERS OF

THE NORTH RIVER INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of The North River Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alejandro Morales (Senior Vice President and Director)	Senior Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, New Jersey 07962	United States

Arleen A. Paladino (Senior Vice President, Chief Financial Officer and Director)	Executive Vice President, Chief Financial Officer and Treasurer, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, New Jersey 07962	United States

Carmine Scaglione (Senior Vice President and Controller)	Senior Vice President and Controller, United States Fire Insurance Company 305 Madison Avenue Morristown, New Jersey 07962	United States

George R. French (Treasurer and Vice President)	Treasurer and Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, New Jersey 07962	United States

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President, Chief Executive Officer and Chairman, Crum & Forster Holdings Corp. (and various other insurance subsidiaries) 305 Madison Avenue Morristown, New Jersey 07962	United States

Michael P. McTigue (Senior Vice President, General Counsel and Secretary)	Senior Vice President, General Counsel and Secretary, United States Fire Insurance Company 305 Madison Avenue Morristown, New Jersey 07962	United States

ANNEX O

DIRECTORS AND EXECUTIVE OFFICERS OF

RESOLUTION GROUP REINSURANCE (BARBADOS) LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Resolution Group Reinsurance (Barbados) Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados	United Kingdom

Deborah Irving (Vice President)	Executive Vice President, Chief Financial Officer Riverstone 250 Commercial St. Suite 5000 Manchester, New Hampshire 03101	United States

Janice Burke (Managing Director)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados	United States

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados	Barbados

Nicholas C. Bentley (Chairman)	Chairman, Chief Executive Officer, President and Director, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Randy Graham (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados	Barbados

ANNEX P

DIRECTORS AND EXECUTIVE OFFICERS OF

NORTHBRIDGE FINANCIAL CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Northbridge Financial Corporation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christopher Harness (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Craig Pinnock (Director and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Evan Di Bella (Senior Vice President, Claims)	Senior Vice President, Claims, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

George Halkiotis (President, Federated Insurance)	President, Federated Insurance, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Jean-Francois Béliveau (Executive Vice President, Québec)	Executive Vice President, Québec, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Lori McDougall (Chief People and Strategy Officer)	Chief People and Strategy Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Paul Gardner (Senior Vice President, Corporate Underwriting and Risk Services)	Senior Vice President, Corporate Underwriting and Risk Services, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Peter Clarke (Director)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Robert J. Gunn (Director and Chairman of the Board)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canada

Sarah Bhanji (Chief Actuary)	Chief Actuary, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Shari Dodsworth (Senior Vice President Ontario, Atlantic and Western Region)	Senior Vice President Ontario, Atlantic and Western Region, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Ilda Dinis (Senior Vice President Customer Innovation and Experience)	Senior Vice President Customer Innovation and Experience, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Todd MacGuillivray (Senior Vice President Specialty Lines)	Senior Vice President Transportation and Specialty Risk, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

ANNEX Q

DIRECTORS AND EXECUTIVE OFFICERS OF

FEDERATED INSURANCE COMPANY OF CANADA

The following table sets forth certain information with respect to the directors and executive officers of Federated Insurance Company of Canada.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Gordon Campbell (Director)	Independent Business Consultant and Corporate Director Victoria, British Columbia, Canada	Canada

Christopher Harness (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Craig Pinnock (Director and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Evan Di Bella (Senior Vice President, Claims)	Senior Vice President, Claims, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

George Halkiotis (President, Federated Insurance)	President, Federated Insurance, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Lori McDougall (Chief People and Strategy Officer)	Chief People and Strategy Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Robert J. Gunn (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canada

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canada

Sarah Bhanji (Chief Actuary)	Chief Actuary, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Silvy Wright (Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Paul Gardner (Senior Vice President, Corporate Underwriting and Risk Services)	Senior Vice President, Corporate Underwriting and Risk Services, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Ilda Dinis (Senior Vice President Customer Innovation and Experience)	Senior Vice President Customer Innovation and Experience, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

ANNEX R

DIRECTORS AND EXECUTIVE OFFICERS OF

NORTHBRIDGE GENERAL INSURANCE CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Northbridge General Insurance Corporation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Gordon Campbell (Director)	Independent Business Consultant and Corporate Director Victoria, British Columbia, Canada	Canada

Christopher Harness (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Craig Pinnock (Director and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Evan Di Bella (Senior Vice President, Claims)	Senior Vice President, Claims, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Jean-Francois Béliveau (Executive Vice President, Québec)	Executive Vice President, Québec, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Ilda Dinis (Senior Vice President Customer Innovation and Experience)	Senior Vice President Customer Innovation and Experience, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Lori McDougall (Chief People and Strategy Officer)	Chief People and Strategy Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Paul Gardner (Senior Vice President, Corporate Underwriting and Risk Services)	Senior Vice President, Corporate Underwriting and Risk Services, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Robert J. Gunn (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canada

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canada

Sarah Bhanji (Chief Actuary)	Chief Actuary, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Shari Dodsworth (Senior Vice President Ontario, Atlantic and Western Region)	Senior Vice President Ontario, Atlantic and Western Region, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Todd MacGuillivray (Senior Vice President Specialty Lines)	Senior Vice President Transportation and Specialty Risk, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

ANNEX S

DIRECTORS AND EXECUTIVE OFFICERS OF

VERASSURE INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Verassure Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Gordon Campbell (Director)	Independent Business Consultant and Corporate Director Victoria, British Columbia, Canada	Canada

Christopher Harness (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Craig Pinnock (Director and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Evan Di Bella (Senior Vice President, Claims)	Senior Vice President, Claims, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Jean-Francois Béliveau (Executive Vice President, Québec)	Executive Vice President, Québec, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Lambert Morvan (President)	President, Verassure, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Lori McDougall (Chief People and Strategy Officer)	Chief People and Strategy Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Paul Gardner (Senior Vice President, Corporate Underwriting and Risk Services)	Senior Vice President, Corporate Underwriting and Risk Services, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Robert J. Gunn (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canada

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canada

Sarah Bhanji (Chief Actuary)	Chief Actuary, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Shari Dodsworth (Senior Vice President Ontario, Atlantic and Western Region)	Senior Vice President Ontario, Atlantic and Western Region, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Ilda Dinis (Senior Vice President Customer Innovation and Experience)	Senior Vice President Customer Innovation and Experience, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Todd MacGuillivray (Senior Vice President Specialty Lines)	Senior Vice President Transportation and Specialty Risk, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

ANNEX T

DIRECTORS AND EXECUTIVE OFFICERS OF

ZENITH INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Zenith Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Gordon Campbell (Director)	Independent Business Consultant and Corporate Director Victoria, British Columbia, Canada	Canada

Christopher Harness (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Craig Pinnock (Director and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Evan Di Bella (Senior Vice President, Claims)	Senior Vice President, Claims, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Jean-Francois Béliveau (Executive Vice President, Québec)	Executive Vice President, Québec, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Lori McDougall (Chief People and Strategy Officer)	Chief People and Strategy Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Paul Gardner (Senior Vice President, Ontario & Atlantic Canada)	Senior Vice President, Corporate Underwriting and Risk Services, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Robert J. Gunn (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canada

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canada

Sarah Bhanji (Chief Actuary)	Chief Actuary, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Shari Dodsworth (Senior Vice President Ontario, Atlantic and Western Region)	Senior Vice President Ontario, Atlantic and Western Region, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Ilda Dinis (Senior Vice President Customer Innovation and Experience)	Senior Vice President Customer Innovation and Experience, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Todd MacGuillivray (Senior Vice President Specialty Lines)	Senior Vice President Transportation and Specialty Risk, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

ANNEX U

DIRECTORS AND EXECUTIVE OFFICERS OF

1102952 B.C. UNLIMITED LIABILITY COMPANY

The following table sets forth certain information with respect to the directors and executive officers of 1102952 B.C. Unlimited Liability Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

ANNEX V

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company Holdings, Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Graham Collis (Director)	Retired	Bermuda

Jean Cloutier (Director)	Vice President and Chairman International Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Ken Miner (Director)	Strategic Advisor, OMERS Administration Corporation 100 Adelaide Street West Toronto, Ontario M5H 0E2 Canada	Canada

Louis Iglesias (Chairman of the Board of Directors, President & Chief Executive Officer)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Michael McCrimmon (Director and Vice Chairman)	Director and Vice Chairman, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Canada

Scott Hunter (Director)	Retired	Bermuda

ANNEX W

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY HOLDINGS I, LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company Holdings I, Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Colm Singleton (Head of Bermuda Office; Executive Vice President, Head of Bermuda and Global Markets Claims Group)	Head of Bermuda Office; Executive Vice President, Head of Bermuda and Global Markets Claims Group, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Bermuda

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Michael McCrimmon (Director and Vice Chairman)	Director and Vice Chairman, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Canada

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

ANNEX X

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY, LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company, Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Colm Singleton (Head of Bermuda Office; Executive Vice President, Head of Bermuda and Global Markets Claims Group)	Head of Bermuda Office; Executive Vice President, Head of Bermuda and Global Markets Claims Group, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Bermuda

John Bender (Director)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Michael McCrimmon (Director and Vice Chairman)	Director and Vice Chairman, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Canada

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

ANNEX Y

DIRECTORS AND EXECUTIVE OFFICERS OF
ALLIED WORLD ASSURANCE HOLDINGS (IRELAND) LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Holdings (Ireland) Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Jim O’Mahoney (Director)	Retired	Ireland

Lee Dwyer (Director and President)	Director and President, Allied World Assurance Holdings (Ireland) Ltd 3rd Floor, Georges Quay Plaza Georges Quay Dublin 2	United Kingdom

Sean Hehir (Director)	Retired	Ireland

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

ANNEX Z

DIRECTORS AND EXECUTIVE OFFICERS OF
ALLIED WORLD ASSURANCE HOLDINGS (U.S.) INC.

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Holdings (U.S.) Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
John Bender (Director and CEO, Global Reinsurance)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Louis Iglesias (Director and President & Chief Executive Officer)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Wesley Dupont (Director and Chief Operating Officer)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

ANNEX AA

DIRECTORS AND EXECUTIVE OFFICERS OF
ALLIED WORLD INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Allied World Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christian Gravier (President, North America Professional Lines)	President, North America Professional Lines, Allied World Insurance Company 199 Water Street, 26th Floor New York, New York 10038	United States

John Bender (Director)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Joseph Cellura (President, North America Casualty)	President, North America Casualty, Allied World Insurance Company 199 Water Street, 26th Floor New York, New York 10038	United States

Kevin Marine (President & Chief Underwriting Officer, Global Reinsurance)	President & Chief Underwriting Officer, Global Reinsurance, Allied World Insurance Company 199 Water Street, 26th Floor New York, New York 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance, Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, California 90071	United States

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

ANNEX BB

DIRECTORS AND EXECUTIVE OFFICERS OF
AW UNDERWRITERS INC.

The following table sets forth certain information with respect to the directors and executive officers of AW Underwriters Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christian Gravier (President, North America Professional Lines)	President, North America Professional Lines, Allied World Insurance Company 199 Water Street, 26th Floor New York, New York 10038	United States

John Bender (Director)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Joseph Cellura (President, North America Casualty)	President, North America Casualty, Allied World Insurance Company 199 Water Street, 26th Floor New York, New York 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance, Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, California 90071	United States

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

ANNEX CC

DIRECTORS AND EXECUTIVE OFFICERS OF
ALLIED WORLD SPECIALTY INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Allied World Specialty Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christian Gravier (President, North America Professional Lines)	President, North America Professional Lines, Allied World Insurance Company 199 Water Street, 26th Floor New York, New York 10038	United States

John Bender (Director)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Joseph Cellura (President, North America Casualty)	President, North America Casualty, Allied World Insurance Company 199 Water Street, 26th Floor New York, New York 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance, Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, California 90071	United States

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

ANNEX DD

DIRECTORS AND EXECUTIVE OFFICERS OF
NEWLINE HOLDINGS UK LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Holdings UK Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Henry J. L. Withinshaw (Company Secretary)	Chief Operating Officer, Newline Group Services Limited 1 Fen Court London, England, EC3M 5BN	United Kingdom

Alane R. Carey (Non-Executive Director and Chairman of the Board of Directors)	Executive Vice President and Global Marketing Director, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Non-Executive Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Sonny Kapur (Director)	Chief Financial Officer, Newline Group Services Limited 1 Fen Court London, England, EC3M 5BN	United Kingdom

Robert B. Kastner (Director)	Head of Claims, Newline Group Services Limited 1 Fen Court London, England, EC3M 5BN	United Kingdom

ANNEX EE

DIRECTORS AND EXECUTIVE OFFICERS OF
NEWLINE CORPORATE NAME LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Corporate Name Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alane R. Carey (Non-Executive Director and Chairman of the Board of Directors)	Executive Vice President and Global Marketing Director, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Henry J. L. Withinshaw (Director and Company Secretary)	Chief Operating Officer, Newline Group Services Limited 1 Fen Court London, England, EC3M 5BN	United Kingdom

Jan Christiansen (Non-Executive Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Sonny Kapur (Director)	Chief Financial Officer, Newline Group Services Limited 1 Fen Court London, England, EC3M 5BN	United Kingdom

ANNEX FF

DIRECTORS AND EXECUTIVE OFFICERS OF
NEWLINE INSURANCE COMPANY LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Insurance Company Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alane R. Carey (Non-Executive Director)	Executive Vice President and Global Marketing Director, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Carl A. Overy (Director)	Global Chief Executive Officer, Odyssey Reinsurance Company 1 Fen Court London, England, EC3M 5BN	United Kingdom

Henry J. L. Withinshaw (Director and Company Secretary)	Chief Operating Officer, Newline Group Services Limited 1 Fen Court London, England, EC3M 5BN	United Kingdom

Jan Christiansen (Non-Executive Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Malcolm J. Beane (Independent Non-Executive Director)	Independent Non-Executive Director, Newline Insurance Company Limited 1 Fen Court London, England, EC3M 5BN	United Kingdom

Michael G. Wacek (Non-Executive Director and Chairman of the Board of Directors)	Chairman of the Board of Directors, Newline Insurance Company Limited 300 First Stamford Place Stamford, Connecticut 06902	United States

Neil D. Duncan (Director)	Chief Actuary and Chief Risk Officer, Newline Group Services Limited 1 Fen Court London, England, EC3M 5BN	United Kingdom

Robert B. Kastner (Director)	Head of Claims, Newline Group Services Limited 1 Fen Court London, England, EC3M 5BN	United Kingdom

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Rosemary F. Beaver (Independent Non-Executive Director)	Independent Non-Executive Director, Newline Insurance Company Limited 1 Fen Court London, England, EC3M 5BN	United Kingdom

Sonny Kapur (Director)	Chief Financial Officer, Newline Group Services Limited 1 Fen Court London, England, EC3M 5BN	United Kingdom

Andrew Pecover (Director)	Chief Underwriting Officer, Newline Group Services Limited 1 Fen Court London, England, EC3M 5BN	United Kingdom

ANNEX GG

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Andrea Welsch (Director)	Independent Non-Executive Director, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Michael Wallace (Director)	Vice President, Insurance Operations Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto Ontario M5J 2N7 Canada	Canada

Gavin Wilkinson (Executive Director)	Group Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Gordon Campbell (Director)	Senior Independent Non-Executive Director, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	Canada

Ken Miner (Non-Executive Director)	Strategic Advisor, OMERS Administration Corporation 100 Adelaide Street West Toronto Ontario M5H 0E2 Canada	Canada

Mark Allan (Executive Director)	Executive Director, Brit Limited and Ki CEO, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Martin Thompson (Executive Director)	Group Chief Executive Officer Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Simon P.G. Lee (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

ANNEX HH

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT INSURANCE HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Insurance Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Antony Usher (Director)	Group Financial Controller, Brit Insurance Holdings Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Christopher Denton (Managing Director, Sussex Capital Management Limited)	Group Head of ILS and Capital Management and Chief Underwriting Officer, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road Bermuda	United Kingdom

Gavin Wilkinson (Director)	Group Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Stuart Dawes (Director)	Head of Group Financial Performance, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

ANNEX II

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT UW LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit UW Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Antony Usher (Director)	Group Financial Controller, Brit Insurance Holdings Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Gavin Wilkinson (Director)	Group Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Stuart Dawes (Director)	Head of Group Financial Performance, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Brit Corporate Services Limited (Director)	Corporate Director The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	England and Wales

ANNEX JJ

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT REINSURANCE (BERMUDA) LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Reinsurance (Bermuda) Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alan Waring (Director)	Independent Non-Executive Director, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road Bermuda	Ireland

Christopher Denton (Director)	Group Head of ILS and Capital Management and Chief Underwriting Officer, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road Bermuda	United Kingdom

Gavin Wilkinson (Director)	Group Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Graham Pewter (Director)	Independent Non-Executive Director, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road Bermuda	United Kingdom

Karl Grieves (Director)	Finance and Operations Director, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road, Bermuda	United Kingdom